Exhibit 99.1

To Our Valued Customers and Shareholders,

Regarding recent developments in the banking industry, I wanted to reach out to you to reinforce the safety and security of FVCbank and to reassure you as to the safety of your customer accounts.

On Sunday, March 12, the FDIC and Treasury Department announced that depositors will have full access to their money starting today, March 13, at Silicon Valley Bank (SVB) and Signature Bank, both of which were closed by bank regulators over this past weekend. This is an important announcement and underlies the fact that the banking industry remains a source of strength for our economy.

The SVB and Signature Bank closures had unique risk factors not represented by the broader banking industry. The business model of FVCbank is significantly different from those banks. FVCbank has no crypto market exposure or tech company financing deposits. We have a conservative operating philosophy and diversified portfolio of deposits, which we deploy in loans to businesses in our communities.

We are committed to our relationship banking model, maintain sound credit discipline, and adhere to strict regulatory guidelines to ensure the safety and security of our customer deposits.

FVCbank is well-capitalized with significant liquidity to ensure our customers have the financial resources to meet their obligations and grow their businesses.

I pledge to continue to provide safe, secure, and responsible deposit, loan, and cash management products to our customers and to work closely with all of you to provide sound financial services.

Thank you for your trust in FVCbank.

Best regards,

/s/ David Pijor

David Pijor, CEO and Chairman of the Board

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.34 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

Forward-looking Statements: This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the Securities and Exchange Commission. Readers are cautioned against placing undue reliance on any such forward-looking statements. The company’s past results are not necessarily indicative of future performance.

For more information about the company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

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